FIRST SUNAMERICA LIFE INSURANCE COMPANY
                    FS VARIABLE SEPARATE ACCOUNT
_____________________________________________________________________

       SUPPLEMENT TO POLARIS PROSPECTUS DATED JANUARY 28, 1997


Delete the paragraphs in the section entitled "9. Death Benefit" on the fourth page of the Profile and the first three paragraphs in the section entitled "9. Death Benefit" on page 14 of the Prospectus and replace with the following:

     If you should die during the Accumulation Phase of your contract, we will pay a death benefit to your Beneficiary.

     For contracts issued prior to April 28, 1997, the death benefit is the greater of:
     (1) the value of your contract at the time we receive adequate proof of death, or
     (2)  total Purchase Payments less any withdrawals.
     After your seventh contract anniversary, the death benefit is the greater of (1) or (2) above or:
     (3) the value of your contract on the day before your last contract anniversary less any withdrawals plus any additional Purchase Payments since that date, or
     (4) the death benefit on the day before your last contract anniversary less any withdrawals since that anniversary.

     For contracts issued on or after April 28, 1997, the death benefit is the greater of:
     (1) the value of your contract at the time we receive adequate proof of death,
     (2)  total Purchase Payments less any withdrawals, or
     (3) the maximum of the anniversary values prior to your 81st birthday. The anniversary value is equal to the value of your contract on each contract anniversary less any withdrawals plus any additional Purchase Payments since that anniversary.



Date: April 28, 1997







           Please keep this Supplement with your Prospectus